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                                                                    EXHIBIT 11.2

                             PAGEMART WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)



                                                     THREE MONTHS ENDED DECEMBER 31, 1997
                                                   ------------------------------------------
                                                      NUMBER        PERCENT        EQUIVALENT
                                                     OF SHARES     OUTSTANDING       SHARES
                                                   -----------     -----------     ----------
COMMON STOCK
   From Founders' Stock                              2,300,000          100.00%     2,300,000
   Stock Options Exercised                             731,072           98.10%       717,194
   Preferred Stock Converted to Common Stock        15,310,943          100.00%    15,310,943
   1994 Common Stock Offerings                      11,242,857          100.00%    11,242,857
   1995 Common Stock Offerings                       4,323,874          100.00%     4,323,874
   1996 Common Stock Offering                        6,000,000          100.00%     6,000,000
   Employee Stock Purchase Plan Shares Issued           75,891           77.24%        58,621
   1997 Warrants Exercised                              48,300          100.00%        48,300
                                                  ------------                   ------------
                                                    40,032,937                     40,001,789

WEIGHTED AVERAGE SHARES OUTSTANDING                                                40,001,789

NET LOSS                                                                         $(10,126,000)


NET LOSS PER SHARE                                                               $      (0.25)
                                                                                 ============
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